Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 (which is expected to be filed on or about January 11, 2012) of Edgewave, Inc. (formerly known as St. Bernard Software, Inc.) and subsidiaries (collectively the "Company"), of our report dated March 18, 2011 relating to our audits of the consolidated financial statements of the Company as of and for the years ended December 31, 2010 and 2009 included in its Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission on March 18, 2011.

/s/ Squar, Milner, Peterson, Miranda & Williamson, LLP

San Diego, California
January 11, 2012